CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF BOFI HOLDING, INC.
(a Delaware corporation)

Bofl Holding, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: Article I of the Certificate of Incorporation of this corporation is hereby amended and replaced to read in its entirety as follows:
The name of the corporation is Axos Financial, Inc.
SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
THIRD: That said amendment shall become effective in accordance with Section 103(d) of the General Corporation Law of the State of Delaware on September 12, 2018 at 12:01 A.M. (local time in Wilmington, Delaware).

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 10th day of September, 2018.

BOFI HOLDING, INC.

By:	/s/ Andrew J. Micheletti
Name:	Andrew J. Micheletti
Title:	Executive Vice President and Chief Financial Officer